Exhibit 10.6

Third Amendment to the 2003 Director Deferred Compensation Plan

a.           The name of the Plan shall be the Dollar Tree, Inc. 2003 Director Deferred Compensation Plan.

b.           Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.    Section 5.1 is replaced with the following:

This Plan is effective June 19, 2003 and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 19, 2003.